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                                                                       EXHIBIT 5

                 [LETTER HEAD OF LEWIS, RICE & FINGERSH, L.C.]


                                 April 9, 1998


Southside Bancshares Corp.
3606 Gravois Avenue
St. Louis, Missouri 63116

                 RE:      REGISTRATION STATEMENT ON FORM S-4

Dear Sirs:

         In connection with a certain Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, you have requested that we furnish to you our opinion as to the legality of the shares of the common stock, stated value $1.00 per share (the "Common Stock"), of Southside Bancshares Corp. (the "Company") registered thereunder, which Common Stock is to be issued pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 25, 1998, by and among Public Service Bank, a federal savings bank, South Side National Bank in St. Louis, a national banking association and subsidiary of the Company, and the Company.

         As counsel to the Company, we have participated in the preparation of the Registration Statement. We have examined and are familiar with the Company's Restated Articles of Incorporation, Restated Bylaws, records of corporate proceedings and such other information and documents as we have deemed necessary or appropriate.

         Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized and will, when issued as contemplated in the Registration Statement and the Merger Agreement, be validly issued, fully paid and non- assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement.


                                               Very truly yours,

                                               /s/ Lewis, Rice & Fingersh, L.C.

                                               LEWIS, RICE & FINGERSH, L.C.